Exhibit 10.1

AMENDMENT (this “Amendment”) dated as of June     , 2011, by and among WireCo WorldGroup (Cayman) Inc., f/k/a Wire Rope Corporation of America, Inc. (the “Company”) and Ira Glazer (the “Executive”) to the EMPLOYMENT TERM SHEET (the “Original Agreement”), dated as of February 8, 2007, by and among the Company and the Executive.

WHEREAS, the parties wish to amend certain terms of the Original Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the premises, mutual covenants, representations, warranties and agreements hereinafter set forth and set forth in the Original Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Bonus Plan. The paragraph entitled “Annual Bonus” is hereby amended by deleting the phrase “fiscal 2007” and replacing it with the phrase “fiscal 2011 and beyond”. Exhibit A to the Original Agreement is hereby replaced in its entirety by Exhibit A hereto.

Section 2. Effect. Except as expressly amended hereby, the Original Agreement continues to be, and shall remain, in full force and effect in accordance with its terms with no other modification or waiver and is hereby ratified and confirmed. The provisions set forth in the paragraph of the Original Agreement entitled “Governing Law/Forum of Dispute Resolution” are incorporated by reference as if set forth fully herein.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first written above.

COMPANY:

WIRECO WORLDGROUP (CAYMAN) INC.

By:	/s/ W. Dexter Paine, III
Name:	W. Dexter Paine, III
Title:	Director

EXECUTIVE:

/s/ Ira Glazer
Ira Glazer

Exhibit A

CEO Bonus Plan

For Fiscal Year 2011 & Beyond

Purpose:

To structure an incentive plan that aligns the interests of the CEO; the principal shareholders; and the relevant stakeholders of the company toward achieving optimum results for the respective constituents. Objectives (set annually by the Board of Directors; and, consistent with the investment thesis developed by Paine & Partners (f/k/a/ Fox Paine) in its 2006 acquisition of Wire Rope Corporation of America) will consist of: (i) attainment of annual budgeted Adjusted EBITDA results audited annually; (ii) achievement of certain business objectives mutually established by the Board of Directors and the CEO for the respective fiscal year; and, (iii) the Board’s discretionary assessment of the CEO’s leadership impact on the business; on its managers and employees; and, on its future growth.

Structure; measurements; and application:

The bonus plan, exclusively structured for the CEO, is designed to pay a bonus of 1.00% of Adjusted EBITDA for achievement of 100% of the budgeted Adjusted EBITDA; successful completion of the key objectives established for the fiscal year; and, the Board’s judgment that the CEO exhibited the leadership and maintained the ethical standards representative of the business goals and objectives of WireCo WorldGroup (Cayman), Inc. (“WireCo”). If WireCo exceeds budgeted Adjusted EBITDA by 10%, the bonus plan payment has the potential to reach a maximum target of 1.80% of Adjusted EBITDA.

Three factors contribute to the total bonus payout:

i.)	Numerical measurement based on the audited Adjusted EBITDA contributes 75% of the annual bonus potential;

ii.)	Achievement of key objectives for the fiscal year contributes 12.5% of the annual bonus potential; and

iii.)	The Board’s assessment of the CEO’s “non-objective performance” contributes 12.5% of the annual bonus potential.

Range of bonus potential:

i.)	The minimum performance by the company in order for any bonus payment to be made requires achievement of 90% of the budgeted Adjusted EBITDA for the fiscal year. At 90% of budgeted Adjusted EBITDA, the bonus target would be 0.05% of Adjusted EBITDA ($52,000, based on the 2011 budget of $115.899 million).

ii.)	As the Adjusted EBITDA approaches the budgeted Adjusted EBITDA (between 90% and 100%) the bonus target potential increases as a percentage of Adjusted EBITDA from 0.05% to 1.00%, as described below.

iii.)	The bonus potential continues to increase, as described below, until it reaches a maximum target of 1.80% of Adjusted EBITDA, which is achieved when Adjusted EBITDA reaches 110% of the budgeted Adjusted EBITDA for the fiscal year.

Calculation of Bonus:

The actual calculations for the cash payout to the CEO will be determined by the following:

i.)

The cash portion due strictly to attainment of financial goals will equal 75% of the “Performance-Based Amount,” which will be determined as follows: If actual Adjusted EBITDA is 90% of budgeted Adjusted EBITDA, the Performance-Based Amount shall equal 0.05% of Adjusted EBITDA; if actual Adjusted EBITDA is between 90% and 100% of budgeted Adjusted EBITDA, the Performance-Based Amount shall equal (x) Adjusted EBITDA times (y) the sum of (i) 0.05% and (ii) the number of percentage points by which actual Adjusted EBITDA exceeds 90% (rounded to the nearest 10th of a point and taken as a non-percentage amount) multiplied by 0.095%; if actual Adjusted EBITDA is 100% of budgeted Adjusted EBITDA, the Performance-Based Amount shall equal 1.00% of Adjusted EBITDA; if actual Adjusted EBITDA exceeds 100% of budgeted Adjusted EBITDA, the Performance-Based Amount shall equal (x) Adjusted EBITDA times (y) the sum of (i) 1.00% and (ii) the number of percentage points by which actual Adjusted EBITDA exceeds 100% (rounded to the nearest 10th of a point and taken as a non-percentage amount) multiplied by 0.080%; plus,

ii.)	An additional cash component shall be based on Board’s performance review of CEO’s accomplishments versus planned objectives. The expectation is that this amount will equal 12.5% of the Performance-Based Amount, but the Board has the discretion to adjust the amount upward or downward based on its assessment of the CEO’s accomplishments in respect of key objectives. And, finally;

iii.)	An additional cash component shall be based on Board’s subjective evaluations of the CEO’s leadership impact during the applicable fiscal year. The expectation is that this amount will equal 12.5% of the Performance-Based Amount, but the Board has the discretion to adjust the amount upward or downward based on its assessment of the CEO’s intangible/subjective achievements.

The sum of these three cash payouts would constitute the CEO’s annual performance-based bonus.

Bonus Calculation Examples:

This bonus calculation example uses the 2011 annual budgeted Adjusted EBITDA as proposed by WireCo management and accepted by the Board of Directors. Subsequent year’s bonus calculations will use the annual budgeted Adjusted EBITDA as proposed by WireCo management and accepted by the Board of Directors.

	Minimum Performance	Target	Maximum Performance
FY 2011 Adjusted EBITDA	$104.3 MM	$115.9 MM	$127.5 MM
EBITDA Percentage	0.05%	1.00%	1.80%
Performance-Based Amount	$52,000	$1,159,000	$2,300,000

Bonus Calculation Model:

FY 2011 Budgeted Adjusted EBITDA = $115.899 million

				Bonus Payout Components
% of Budgeted EBITDA	Actual EBITDA	Bonus % of EBITDA	Performance- Based Amount	75% Controlled EBITDA	12.5% Objective Determination	12.5% Subjective Determination
90%	$104.3	0.05%	$52,000	$39,000	$6,500	$6,500
91%	105.5	0.15%	153,000	114,750	19,125	19,125
92%	106.6	0.24%	256,000	192,000	32,000	32,000
93%	107.8	0.34%	361,000	270,750	45,125	45,125
94%	108.9	0.43%	468,000	351,000	58,500	58,500
95%	110.1	0.53%	578,000	433,500	72,250	72,250
96%	111.3	0.62%	690,000	517,500	86,250	86,250
97%	112.4	0.72%	804,000	603,000	100,500	100,500
98%	113.6	0.81%	920,000	690,000	115,000	115,000
99%	114.7	0.91%	1,038,000	778,500	129,750	129,750
100%	$115.9	1.00%	$1,159,000	$869,250	$144,875	$144,875
101%	117.1	1.08%	1,265,000	948,750	158,125	158,125
102%	118.2	1.16%	1,372,000	1,029,000	171,500	171,500
103%	119.4	1.24%	1,482,000	1,111,500	185,250	185,250
104%	120.5	1.32%	1,593,000	1,194,750	199,125	199,125
105%	121.7	1.40%	1,706,000	1,279,500	213,250	213,250
106%	122.9	1.48%	1,821,000	1,365,750	227,625	227,625
107%	124.0	1.56%	1,938,000	1,453,500	242,250	242,250
108%	125.2	1.64%	2,057,000	1,542,750	257,125	257,125
109%	126.3	1.72%	2,178,000	1,633,500	272,250	272,250
110%	127.5	1.80%	2,300,000	1,725,000	287,500	287,500